Exhibit 99.1

FOR IMMEDIATE RELEASE
August 24, 2006
Contacts:
Erica Lewis 614-249-0184
lewise6@nationwide.com
Jeff Botti 614-249-6339
bottij@nationwide.com

Duane Meek to retire from Nationwide Financial

Bill Jackson to lead Retirement Plans segment

COLUMBUS, Ohio — Nationwide Financial Services, Inc. (NYSE: NFS), today announced that Duane C. Meek, senior vice president for Retirement Plans, will retire at year-end after 38 years with the company. Bill Jackson, currently vice president for internal sales and service, has been elected to replace Meek as head of Retirement Plans, beginning Oct. 1. Meek and Jackson will work together through year-end to ensure a smooth transition.

“While we will miss Duane, I am extremely confident in Bill Jackson’s ability to lead our Retirement Plans segment. Bill’s extensive leadership, experience and successful track record at Nationwide Financial make him the ideal candidate for this position,” said Mark R. Thresher, president and COO of Nationwide Financial.

Meek, 62, has served as senior vice president of retirement plans since 2004. He began his career at Nationwide in 1968 as a management trainee in the group underwriting department and has held various management positions in several divisions of Nationwide Financial. Meek’s accomplishments at Nationwide include building Financial Horizons – what is now Nationwide Financial’s distribution through banks – and growing the public-sector retirement plans business from $14 billion in assets under management in 1997 to $40 billion today.

“During his career, Duane has built a legacy of outstanding leadership and operational excellence,” Thresher said. “His many successes include helping us create one of the most diversified distribution platforms in the industry and growing our Retirement Plans business into one of the largest providers in the industry today.”

“We are deeply appreciative of Duane’s many contributions and almost four decades of dedicated service,” Thresher added.

Reflecting on his time at Nationwide, Meek said, “I’m very proud to have worked for a company that has been so successful in helping millions of Americans prepare for retirement and to know that my contributions helped facilitate its growth. I’ve been very fortunate in my career to be supported by excellent teams of associates.”

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Investments Retirement Insurance	One Nationwide Plaza Columbus, OH 43215-2220 nationwide.com

Jackson began his Nationwide career as a financial planning analyst in 1984 and became a portfolio account supervisor later that year. In 1997, he was named a director in non-affiliated sales, and was promoted to sales center officer in 1999. Jackson was elected vice president in 2001 and since 2004, has led the internal sales and service organization.

About Nationwide Financial®

Nationwide Financial Services, Inc. (NYSE: NFS), a publicly traded company based in Columbus, Ohio, provides a variety of financial services that help consumers invest and protect their long-term assets, and offers retirement plans and services through both public- and private-sector employers.

It’s part of the Nationwide group of companies, which offers diversified insurance and financial services. The group is led by Nationwide Mutual Insurance Company, which is ranked No. 98 on the Fortune 100 based on 2005 revenue1. For more information, visit www.nationwide.com.

Nationwide and the Nationwide Framework are federally registered service marks of Nationwide Mutual Insurance Company. On Your Side is a service mark of Nationwide Mutual Insurance Company.

1 Fortune Magazine, April 2006

Investments Retirement Insurance	One Nationwide Plaza Columbus, OH 43215-2220 nationwide.com